Exhibit 10.3(a)

Spouse Consent Letter

I,Shaoyun ZHU(PRC ID Number:532624197409240108), the legal spouse of Mr. Jinqi LIAO (PRC ID Number: 440923197212034032), hereby unconditionally and irrevocably agree that, the equity interests in Hainan ZKGC New Energy Co., Ltd. (“ZKGC”) held and registered in the name of my spouse Mr. Jinqi LIAO (“Target Equity Interests”), shall be disposed of in accordance with the arrangement under a series of VIE Agreements (including, Exclusive Business Cooperation Agreement, Exclusive Option Agreement, Equity Interest Pledge Agreement and the Powers of Attorney) (“VIE Agreement”) executed by my spouse on October 18, 2021.

I hereby further undertake to not take any action for purpose of arising conflicts with the VIE Agreement, including claiming the Target Equity Interests to be the common property of me and my spouse to influence or to impede my spouse’s performance of the obligations under the VIE Agreement. I hereby unconditionally and irrevocably waive any rights or interests in relation to the Target Equity Interests that may be granted to me under any applicable law.

I confirm and agree that, the equity interests owned by my spouse under the VIE Agreement (“Equity Interests Owned by the Spouse”) shall be attribute to my spouse in any condition, and my spouse can pledge, sell or dispose of the Equity Interests owned by my Spouse pursuant to such agreements without my consent. I further confirm that, my spouse can perform the Contractual Arrangements and further amend or terminate the Contractual Arrangements without the authorization or consent from me, and I have never and will not be involved in the operation or management of ZKGC. I have no right to claim any rights in relation to the Equity Interests Owned by my Spouse in any case, including but not limited to, voting right, disposal right and any economic benefits generated (if any). I undertake to execute all necessary documents, and to take all necessary actions to ensure the due performance of the VIE Agreement (as amended from time to time.) I agree and undertake that, if I obtain any equity interests in ZKGC owned by my spouse for any reason, I will be bound by the VIE Agreements (as amended from time to time,) and comply with the obligations hereto as the shareholder of ZKGC, and for this purpose, upon the request from the holders of the rights under the VIE Agreement, I shall execute a series of written documents in the same formats and contents as the VIE Agreement (as amended from time to time).

I further confirm, covenant and undertake that, in case of death or incapacity of my spouse, divorce or any other circumstance that may impact the exercise of the shareholder’s rights in ZKGC by my spouse, me and any of my successors, guardians, creditors and any other persons that are entitled to claim benefits or interests to the equity interests in ZKGC held by my spouse, I will not take any actions that will influence or impede the performance of obligations under the VIE Agreements by my spouse.

By:	/S/ Shaoyun Zhu

Date: October 18, 2021